EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of RedRoller Holdings, Inc. on Form SB-2, of our report dated October 26, 2007, except for the sub-heading “Completion of Merger and Private Placement” of footnote 17 as to which the date is November 13, 2007, with respect to our audits of the consolidated financial statements of RedRoller, Inc. and Subsidiaries as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
January 10, 2008